EXHIBIT 99.1

PACR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Surges to Record Profits

July 23, 2004, Bellevue, Washington – “PACCAR Inc (Nasdaq:PCAR) reported record revenues and net income for the second quarter and first half of 2004,” said Mark C. Pigott, chairman and chief executive officer.  “This is a great achievement that reflects the innovative contribution of PACCAR’s 20,000 employees worldwide.  PACCAR has earned an outstanding reputation during its 99-year history as one of the leading global companies by integrating leading-edge information technology, superior product and service quality and conservative fiscal management.”

PACCAR earned $236.5 million ($1.34 per diluted share) for the second quarter 2004, which was an increase of 91 percent compared to the $124.1 million ($.71 per diluted share) earned in the second quarter last year.  Second quarter net sales and financial services revenues were $2.79 billion, 39 percent higher than the $2.01 billion reported for the comparable period in 2003.  The company’s 2004 second quarter after-tax return on sales (ROS) was a record 8.9 percent.

Net sales and financial services revenues for the first six months of 2004 were $5.29 billion compared to $3.93 billion last year.  For the first six months of 2004, PACCAR reported net income of $418.7 million ($2.37 per diluted share) compared to $234.9 million ($1.34 per diluted share) in 2003.  For the first half of 2004, annualized after-tax return on beginning equity was 25.8 percent.

“PACCAR has reinforced its position as a leading growth company in the financial services and capital goods sectors with an impressive record of 65 consecutive years of earnings, extraordinary product quality leadership and innovative customer care initiatives,” said Pigott.  “A key to PACCAR’s success is its extensive benchmarking program with industry-leading companies such as Microsoft, Dell, Toyota, Wal-Mart and Citigroup.  PACCAR is committed to being a leader in design, logistics, technology applications, financial services, manufacturing and aftermarket parts distribution.”

Capital Investments Increased Worldwide

“PACCAR’s excellent balance sheet and strong cash flow enable the company to make significant capital investments in new products, facilities, information technology and customer service programs during all phases of the business cycle,” added Pigott.  Recent investments and actions by PACCAR include:

•                  PACCAR has invested more than €250 million in its European truck operations – DAF, Leyland and Foden – during the past five years, including the design and launch of the new range of DAF trucks, engine transfer and assembly lines, as well as the development of industry-leading PACCAR engines.

•                  PACCAR Research and Development Centers in the U.S.A. and Europe recently installed advanced rapid prototype machines, which will accelerate design development.

•                  Electronic Dealerships were constructed in Renton, Washington, and Eindhoven, The Netherlands, to showcase current and future technological tools available to PACCAR’s global dealer network.

•                  PACCAR’s truck divisions are benefiting from more than $50 million invested in robotic paint systems.

•                  Manufacturing and logistics processes have been enhanced by investments in RFID (Radio Frequency Identification) and the use of Tablet PCs in all facilities.

•                  PACCAR Parts recently completed an 80,000-square-foot expansion of its Atlanta, Georgia, parts distribution center and opened its new 100,000-square-foot parts distribution center at Leyland, U.K.

•                  Capacity at the Leyland, U.K., manufacturing facility was increased as new 3-D manufacturing simulation software and a sophisticated logistics system were installed.

Share Repurchase Complete

“In May, PACCAR successfully completed the purchase of two million (2,000,000) of its common shares for approximately $108 million,” noted Pigott.  “PACCAR’s action supports its belief that its shares represent an outstanding long-term investment opportunity.”

“PACCAR has achieved an annual earnings growth rate for the last ten years of 14 percent compared to the S&P 500’s growth rate of 8 percent,” added Pigott.  “PACCAR’s total shareholder return has exceeded the S&P 500 Index for the previous one-, five- and ten-year periods.”

Financial Highlights – Second Quarter

Highlights of PACCAR’s financial results during the second quarter of 2004 include:

•                  Record consolidated sales and revenues of $2.79 billion.

•                  Record after-tax profit of $236.5 million.

•                  Record after-tax return on sales (ROS) of 8.9 percent.

•                  SG&A expense ratio at a record level of 3.5 percent to sales.

•                  Investment of $108 million for the repurchase of 2,000,000 common shares.

•                  Shareholder equity increase to $3.46 billion.

Financial Highlights – First Half

Selected financial highlights for the first six months of 2004 include:

•                  Record consolidated revenues of $5.29 billion.

•                  Record after-tax profit of $418.7 million.

•                  Record after-tax return on sales (ROS) of 8.3 percent.

•                  Capital expenditures of nearly $70 million.

•                  Contributed $54 million, in cash, to its pension plans.

Global Truck Market Update

“During the first six months of 2004, industry retail sales of Class 8 trucks in North America totaled over 110,000 units, 40 percent higher than a year ago,” noted Tom Plimpton, president.  “An 8 percent increase in industry freight tonnage, improved carrier profitability, low interest rates and equipment replacement cycles are driving industry sales.  Kenworth and Peterbilt trucks’ superior quality, reliability and resale value have contributed to the excellent operating performance of PACCAR’s customers throughout the business cycle.   Kenworth and Peterbilt’s combined Class 8 market share is over 23 percent and their Class 6-7 market share is nearly 9 percent.  Kenworth and Peterbilt have earned the highest customer satisfaction awards in all four segments of the most recent J.D. Power and Associates Heavy-Duty Truck Customer Satisfaction Study*.”

“Industry truck sales in Europe above 15-tonne should be 5-10 percent higher this year than 2003 levels,” added Plimpton.  “DAF is the product quality and resale value leader in Europe and has increased its market share to nearly 13 percent.  DAF’s long-term market share target is to earn a 20 percent share, which is comparable to PACCAR’s Class 8 results in North America,” Plimpton noted.  “In the 6- to 15-tonne market, DAF has improved its market share to over 9 percent.  An important contributor to DAF’s growth has been its focus on independent, entrepreneurial dealers who are investing in the expansion of their individual markets.”

Industry Awards

PACCAR’s operating divisions have earned the following awards in 2004:

•                  Leyland Trucks was recognized for Best Financial Performance at the IMechE Manufacturing Excellence Awards 2004 by Barclays Bank U.K.;

•                  The DAF CF truck was awarded the 2004 U.K. Fleet Truck of the Year for the third time in the past four years;

•                  Kenworth Truck Company earned a product design award for its new extended day cab; and

•                  DAF’s LF model was named the best import truck in Germany in the 7.5-tonne class for the fourth year in a row.

Financial Services Earnings Record – Surpass $6 Billion in Assets

PACCAR’s Financial Services represents a portfolio of more than 120,000 trucks and trailers, with total assets of $6.02 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of over 17,500 vehicles.

Record quarterly pretax income of $41.3 million increased 43 percent from $28.8 million in the second quarter last year.  Second quarter revenues were $133.4 million, compared to $117.1 million in the same quarter of 2003.  For the six-month period, revenues increased to $260.4 million from $230.7 million for the same period a year ago.

First-half pretax income was $78.8 million compared to $55.5 million in 2003.

“PACCAR’s Financial Services companies profitably support the sale of PACCAR trucks throughout North America, Europe and Australia with a comprehensive portfolio of finance, lease and insurance products,” said Mike Tembreull, vice chairman.  “Higher earning assets, improved finance margins and lower credit losses are driving the year-over-year income improvements.”

“PACCAR Leasing has delivered a record number of new Kenworth and Peterbilt trucks through the PacLease network in North America.  PACCAR Financial Europe (PFE) is establishing operations in Portugal, Ireland, Sweden and Austria, bringing to 11 the number of countries in Western Europe served by PFE,” added Tembreull.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business. In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with securities analysts to discuss second quarter and first half 2004 earnings on July 23, 2004, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

*      J.D. Power and Associates Heavy-Duty Truck Customer Satisfaction StudySM.  www.jdpower.com.

Kenworth:  “Highest in Customer Satisfaction among Pickup and Delivery Segment Class 8 Trucks.”  Peterbilt:  “Highest in Customer Satisfaction among Over the Road Segment Class 8 Trucks,”  “Highest in Customer Satisfaction among the Vocational Segment Class 8 Trucks,” “Highest in Customer Satisfaction with Heavy Duty Truck Dealer Service.”

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Truck and Other:
Net sales and revenues	$2,653.4	$1,895.1	$5,027.7	$3,698.3
Cost of sales and revenues	2,255.2	1,656.4	4,298.7	3,234.4
Selling, general and administrative	93.1	86.9	190.6	175.7
Interest and other, net	2.7	.5	6.4	2.0
Truck and Other Income Before Income Taxes	302.4	151.3	532.0	286.2

Financial Services:
Revenues	133.4	117.1	260.4	230.7
Costs and Expenses	92.1	88.3	181.6	175.2
Financial Services Income Before Income Taxes	41.3	28.8	78.8	55.5
Investment Income (A)	18.9	11.0	30.4	21.7
Total Income Before Income Taxes	362.6	191.1	641.2	363.4
Income Taxes	126.1	67.0	222.5	128.5
Net Income	$236.5	$124.1	$418.7	$234.9

Net Income Per Share:
Basic	$1.35	$.71	$2.39	$1.35
Diluted	$1.34	$.71	$2.37	$1.34

Weighted Average Shares Outstanding:
Basic	174.8	174.8	175.2	174.5
Diluted	175.9	175.9	176.3	175.5
Dividends declared per share	$.20	$.15	$.35	$.28

All share and per share amounts adjusted to reflect a 50% stock dividend paid on February 5, 2004.

(A) Investment income for the three months ended June 30, 2004 includes $7.8 for gains on sales of equity securities.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions of dollars)

	June 30	December 31
	2004	2003
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,738.3	$1,700.3
Trade and other receivables, net	628.8	479.1
Inventories	327.2	334.5
Property, plant and equipment, net	885.0	893.4
Equipment on lease, taxes and other	925.6	926.9
Financial Services Assets	6,015.5	5,605.4
	$10,520.4	$9,939.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,414.9	$2,225.3
Dividend payable		140.1
Term debt	32.5	41.5
Financial Services Liabilities	4,610.5	4,286.3
STOCKHOLDERS’ EQUITY	3,462.5	3,246.4
	$10,520.4	$9,939.6